Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORCEPT THERAPEUTICS INCORPORATED

A DELAWARE CORPORATION

Corcept Therapeutics Incorporated, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Corcept Therapeutics Incorporated.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 13, 1998.

THIRD: That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation (the “Board”) duly adopted resolutions setting forth a proposed amendment (this “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation declaring this Amendment advisable and directing that the Amendment proposed be considered at the next annual meeting of the stockholders, among other things. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by deleting the first sentence of Paragraph A of the Fourth Article thereof in its entirety and by substituting in lieu thereof the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Ninety Million (290,000,000), consisting of Two Hundred Eighty Million (280,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

FOURTH: That thereafter the annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of this Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer thereof on this 14th day of June, 2012.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ G. Charles Robb
Name: G. Charles Robb
Title: Chief Financial Officer